EXHIBIT 99.1

                               Triarc Companies, Inc.
                                 280 Park Avenue
                                New York, NY 10017

                                                          For Immediate Release
CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

                     TRIARC ANNOUNCES ORGANIZATIONAL CHANGES

               Atlanta-based Arby's executives assume additional
                       Triarc corporate responsibilities

New York, NY, September 4, 2007 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) said today it has made several executive changes effective September 1, 2007 as part of its previously announced corporate restructuring, including:

     - Thomas A. Garrett has been named Executive Vice President and Chief Operating Officer
     - Stephen E. Hare has been named Senior Vice President and Chief Financial Officer
     - Steven B. Graham has been named Senior Vice President - Chief Accounting Officer
     - Nils H. Okeson has been named Senior Vice President and Associate General Counsel
     - Daniel T. Collins has been named Senior Vice President - Treasurer

     Roland C. Smith,  Chief  Executive  Officer of Triarc,  commented,  "We are pleased  to  announce  these  organizational  changes,  which  are  part  of our previously announced plan to consolidate our corporate operations and headquarters in Atlanta. All of our new Atlanta-based executive officers have proven track records of leadership and operational excellence and under their direction we are well-positioned to deliver on our goals."

     Francis T. McCarron, Triarc's former Chief Financial Officer, and Fred H. Schaefer, Triarc's former Chief Accounting Officer, will continue to provide services to the Company during a transition period. Additionally, Stuart I. Rosen will continue in his role at Triarc as Senior Vice President and General Counsel. Following the transition period, Mr. Okeson will become the General Counsel of Triarc.

     Mr. Garrett, who has assumed the role of Executive Vice President and Chief Operating Officer, also serves as President and Chief Operating Officer of Arby's Restaurant Group, Inc., a post he has held since June 2006. Mr. Garrett was appointed Arby's Chief Operating Officer in July 2005, following Triarc's acquisition of the RTM Restaurant Group ("RTM"), Arby's then largest franchisee. Prior to that, Mr. Garrett was President of RTM, where he held positions of increasing responsibility since 1980.

     Mr. Hare, who has assumed the role of Senior Vice President and Chief Financial Officer, also serves as Chief Financial Officer of Arby's Restaurant Group, Inc., a position he has held since June 2006. Previously, he served as Group President of Cadmus Publisher Services Group, a division of Cadmus Communications Corporation, where he also held the position of Executive Vice President and Chief Financial Officer from 2001 to 2003. He has also held executive positions at AMF Bowling Worldwide and James River Corporation.

     Mr. Graham, who has assumed the role of Senior Vice President - Chief Accounting Officer, also serves as Senior Vice President, Corporate Controller of Arby's Restaurant Group, Inc., a post he has held since January 2007. From October 2006 through December 2006, he served as Vice President, Assistant Corporate Controller of Arby's Restaurant Group, Inc. From 2005 to 2006, Mr. Graham served as Corporate Controller at Princeton Review LLC. Prior to that, he held various financial positions at Sbarro, Inc., including serving as Vice President - Controller from 1999 to 2005.

     Mr. Okeson, who has assumed the role of Senior Vice President and Associate General Counsel, has also been Secretary of Triarc since June 30, 2007 and has served as General Counsel of Arby's Restaurant Group, Inc. since October 2005. Prior to joining Arby's, Mr. Okeson was a partner in the Atlanta office of Alston & Bird, LLP.

     Mr. Collins, who has assumed the role of Senior Vice President - Treasurer and Assistant Secretary, also serves as Senior Vice President, Treasury of Arby's Restaurant Group, Inc., a position he has held since June 2005, following Arby's acquisition of RTM. Prior to joining RTM in 1997 as Vice President of Finance, Mr. Collins was Senior Vice President and Region Manager at Citicorp from 1984 through 1994.

     Triarc is a holding company and, through its subsidiaries, is the franchisor of the Arby's restaurant system and the owner of approximately 94% of the voting interests, 64% of the capital interests and at least 52% of the profits interests in Deerfield & Company LLC (Deerfield), an asset management firm. The Arby's restaurant system is comprised of approximately 3,600 restaurants, of which, as of July 1, 2007, 1,081 were owned and operated by our subsidiaries. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $14.8 billion under management as of August 1, 2007.

                                      # # #

                                 Notes To Follow

                              NOTE TO PRESS RELEASE


There can be no assurance that our corporate restructuring will be completed or the terms or timing of such completed restructuring. There can be no assurance that Triarc's New York-based corporate operations and headquarters will be successfully integrated with ARG's existing Atlanta-based operations.